Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of HealthEquity, Inc. of our report dated March 31, 2020 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in HealthEquity, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2020.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, UT

June 25, 2020